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EXHIBIT 16





May 4, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



Gentlemen:


We have read Item 9 of Form 10-K dated May 4, 1998, of Telex Communications, Inc. and are in agreement with the statements contained in the first, second and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                               ERNST & YOUNG LLP